EXHIBIT 99.1



                Second Quarter Ended June 30, 2003 Press Release



Contact:    B. K. Goodwin, III
            Chairman of the Board, President and Chief Executive Officer
            (205) 428-8472

FOR IMMEDIATE RELEASE

FirstFed Bancorp, Inc. Announces Second Quarter Financial Results

FirstFed Bancorp, Inc., Bessemer, Alabama (NASDAQ: "FFDB"), reported quarterly net income for the second quarter ended June 30, 2003, of $229,000 compared to $38,000 for the same quarter a year ago. Earnings per share were $.10 per share (basic and diluted ) for the quarter ended June 30, 2003, compared to $.02 per share (basic and diluted) for the same three-month period last year. For the six months ended June 30, 2003, net income was $362,000, or $.16 per share (basic and diluted), compared to $136,000, or $.06 per share (basic and diluted) for the same six-month period a year ago. Total assets were $189,298,000, total loans were $120,959,000 and total deposits were $151,455,000 at June 30, 2003, which have increased when compared to the December 31, 2002, total assets of $177,570,000, total loans of $104,310,000 and total deposits of $139,931,000.

B. K. Goodwin, III, President of FirstFed Bancorp, Inc., said: "The Company continues to experience excellent growth in assets, deposits and loans and improved net income and earnings per share. As the Company has transitioned to a commercial bank holding company, both commercial checking and commercial mortgage loans have increased."

FirstFed Bancorp, Inc. is the holding company for First Financial Bank. First Financial Bank operates from its main office in Bessemer and branch offices in Centreville, Hoover, Hueytown, Pelham, Vance, West Blocton and Woodstock.